UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 5, 2009
________________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On January 5, 2009, Znomics, Inc. (the “Company”) and the President and Fellows of Harvard College (“Harvard”) entered into a Biological Material Agreement (the “Agreement”) pursuant to which frozen sperm samples and copies of the Company’s ZeneMark library and genetic databases (together, the “Materials”), were transferred to Harvard.  Dr. Alex Schier, is the principal investigator at Harvard for the project related to the Materials (the “Recipient Scientist”). The Recipient Scientist is a scientific advisor to the Company, for which he received $10,000 in 2008.  The Agreement grants Harvard a non-exclusive right, title and interest in the Materials for the limited purpose of its, or the Recipient Scientist’s, research programs and precludes Harvard and the Recipient Scientist from providing the Materials to a for-profit entity for commercial use.  The Agreement provides for total consideration of $241,500 comprised of, among other things, (i) an aggregate of $30,000 in cash, payable by the Recipient Scientist to the Company, and (ii) Harvard’s forfeiture of any rights, refunds and/or credits owed to it by the Company under the terms of that certain Biological Material Transfer and Collaborative Research Agreement entered into by and between the Company and Harvard, dated October 4, 2006, and as terminated effective January 5, 2009.  In addition, Harvard granted the Company, until December 15, 2011, (i) a paid-up, royalty free, worldwide, non-exclusive license to use any invention by the Recipient Scientist using the Materials for internal research purposes and (ii) an exclusive option to negotiate, subject to certain limitations and restrictions set forth in the Agreement, a royalty-bearing, exclusive, worldwide license under Harvard’s rights and interests in any invention derived from the Materials.

Item 9.01             Financial Statements and Exhibits.

(d)

Exhibit 10.1	Biological Material Agreement dated as of January 5, 2009, by and between Znomics, Inc. and the President and Fellows of Harvard College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/ Kerry D. Rea
Kerry D. Rea
Chief Financial Officer

Date: January 8, 2009

Index to Exhibits

Exhibit 10.1	Biological Material Agreement dated as of January 5, 2009, by and between Znomics, Inc. and the President and Fellows of Harvard College.